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                                                                Exhibit 2(i)

                        STOCK PURCHASE AGREEMENT


    THIS AGREEMENT made between PATRICIA CROSSLEY residing at 61 Flamingo Drive, Crossville, Tennessee (the "Seller"); LYTTON INCORPORATED, a Delaware corporation with offices located at 1784 Stanley Avenue, Dayton, Ohio 45404 (the "Company"); and TECHDYNE, INC., a Florida corporation with its principal offices located at 2230 West 77th Street, Hialeah, Florida 33016 (the "Buyer");

    WHEREAS, Seller has heretofore operated the Company engaged in the manufacture and assembly of printed circuit boards and other electronic products for commercial customers;

    WHEREAS, Seller is the owner of 100% of the Company's shares of no par value common stock (the "Common Stock") which Common Stock represents all of the issued and outstanding shares of the Company; and

    WHEREAS, Seller desires to sell, and Buyer desires to purchase from Seller all shares of the Common Stock (the "Shares") upon the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and subject to the terms and conditions hereof, all based on the representations, warranties and agreements of the parties hereto, the Company, Seller and Buyer, intending to be legally bound, agree as follows:

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                                      ARTICLE 1

                             SALE AND PURCHASE OF SHARES

    1.1 Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.1 hereunder) the Seller shall sell, transfer, assign, convey and deliver all the Shares of the Company to the Buyer free and clear of all liens, mortgages, charges, pledges, encumbrances, agreements, claims, security interests, taxes, conditions or restrictions of any nature whatsoever (collectively "Liens or Encumbrances") for the consideration hereinafter provided, and the Buyer shall purchase and acquire the Shares from the Seller as set forth herein, free and clear of all Liens or Encumbrances.

    1.2 Payment of Purchase Price of the Shares. As full payment and complete consideration for the sale and transfer of all the Shares by the Seller to the Buyer (the "Purchase Price") and subject to the terms of this Agreement and in reliance upon the representations of the Seller, the Buyer shall pay to the Seller and otherwise as provided in Section 3.13 hereof the following consideration as the Purchase Price for the Shares:

         (i) on the Closing Date, 300,000 shares of common stock, $.01 par value of Techdyne, Inc. (the "Techdyne Common Stock") which Techdyne Common Stock shall be restricted from further public transfer, sale or other disposition; provided Buyer agrees prior to or immediately from the Closing Date, to file the appropriate registration statement and related qualifying documents with the federal and state securities commissions and agencies in order to enable the Seller to offer and sell the Techdyne Common Stock publicly and in those states the Seller reasonably requests, and the Buyer agrees to use its best efforts to have such

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    registration statement and related qualifying documents declared effective by the federal and state securities omissions and agencies as soon as is practicable but no later than 120 days from the Closing Date.

         In the event the Buyer is unable to register the Techdyne Common Stock within 120 days from the Closing Date, the Buyer shall, upon the Seller's request, redeem any or all of the Techdyne Common Stock transferred to the Seller pursuant to this Agreement, for the closing price of the Techdyne Common Stock as reported by Nasdaq on the date redemption is so requested.

         (ii) on the Closing Date, Two Million Five Hundred Thousand ($2,500,000) Dollars by check or wired funds;

         (iii) Buyer Guarantee:

              (a) Provided the Seller sells or has the Techdyne Common Stock redeemed as per Section 1.2(i) within twelve (12) months from the Closing Date, if the Seller realizes less than Four Million Nine Hundred Thousand ($4,900,000) Dollars of the aggregate Purchase Price as provided in Section 1.2(i) and (ii) hereinabove (Two Million Five Hundred Thousand ($2,500,000) Dollars plus the proceeds from the sale of the Techdyne Common Stock), then the Buyer will make up the difference between such aggregate proceeds realized by the Seller and the $4,900,000, in either or any combination of, at the discretion of the Buyer, cash and/or Additional Techdyne Common Stock; provided such Additional Techdyne Common Stock is registered by the Buyer as soon as is practicable from but no later than 120 days from issuance, under federal and state securities laws, and if not so registered said guaranteed difference shall be paid in cash.

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              Provided, however, that Buyer's Guarantee as set forth in this
         Section 1.2 (iii) is only effective and valid if the Company for its fiscal year ended March 31, 1998 reflects pre-tax earnings of no less than One Million One Hundred Twenty-Two Thousand ($1,122,000) Dollars calculated as a stand-alone entity with no imputed charges from the Buyer added to the Company's expenses ("Pre-Tax Earnings Condition"); or alternatively

              (b) Provided the Seller sells or has the Techdyne Common Stock redeemed as per Section 1.2(i) within twelve (12) months from the Closing Date, but the Company does not satisfy the Pre-Tax Earnings Condition, then the Buyer's Guarantee shall be that the Seller shall realize no less than Four Million Five Hundred Thousand ($4,500,000) Dollars of the aggregate Purchase Price as provided in Sections 1.2(i) and (ii) hereinabove (Two Million Five Hundred Thousand ($2,5000,000) Dollars plus the proceeds from the sale or redemption of the Techdyne Common Stock), and to that extent, then the Buyer will make up the difference between the aggregate proceeds realized by the Seller and the $4,500,000, in either or any combination of, at the discretion of the Buyer, cash and/or Additional Techdyne Common Stock, provided such Additional Techdyne Common Stock is registered by the Buyer as soon as is practicable from but not later than 120 days from issuance, under federal and state securities laws, and if not registered said guaranteed difference shall be paid in cash.

    In either of the Buyer's Guarantees as provided in Sections 1.2(iii)(a) or
(b) hereof, should the Seller realize a sum greater than the applicable guaranteed amount, then the Seller shall keep any and all such excess sums.

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    It is understood and agreed that the Buyer's Guarantee as provided in this
Section 1.2(iii) is only valid and effective if the Seller elects, at the Seller's sole option and discretion, to sell the Techdyne Common Stock within the twelve (12) month period from the Closing Date; and the failure of the Seller to so timely sell the Techdyne Common Stock will render the Buyer's Guarantee as provided in this Section 1.2(iii) null and void.

         (iv) Incentive Consideration: For a period of three years from the Closing Date, measured upon the three fiscal years or the same 12 month periods of the Company, to wit, March 31, 1998, 1999 and 2000, the Buyer shall pay to the Seller in cash on or prior to April 15 of each such year:

              (a) Four percent (4%) of Company sales over $14,000,000 up to $20,000,000; and

              (b)  Five percent (5%) of Company sales over $20,000,000.

    Sales and Pre-Tax Earnings as contemplated herein shall be audited, prepared in accordance with generally accepted auditing principles and in accordance with Section 3.5 of this Agreement.

         1.3  Directors and Officers of the Company.   In further consideration
of this Agreement, the officers and directors of the Company on the Closing Date shall be:

Name                        Officer                         Directorships
----                        -------                         -------------
Barry Pardon         Chief Executive Officer            Chairman of the Board

Lytton Crossley      President                          Director

David Watts          Vice President                      ------
                     Chief Financial Officer and
                     Secretary-Treasurer

Jeff Livingston      Vice President and Chief            ------
                     Operating Officer

Thomas K. Langbein        ------                        Director

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    1.4  Further Assurances.   If at any time after the Closing Date, the Buyer
shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable, or proper (i) to vest, perfect or confirm, of record or otherwise, in the Buyer or in the Company, the right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (ii) otherwise to carry out the purposes of this Agreement, the Seller and the Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Buyer or the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Buyer and/or the Company all such other acts and things necessary, desirable or proper to vest, perfect or confirm the right, title or interest in, to or under any of the rights, privileges, powers, franchises properties, assets or Shares of the Company in the Buyer or the Company and otherwise to carry out the purposes of this Agreement.

                                      ARTICLE II

                                       CLOSING

    2.1  Closing Date.   The Closing of the transactions contemplated by this
Agreement shall take place at the offices of the Company a 1784 Stanley Avenue, Dayton, Ohio 45404 on such date within sixty (60) days after the Buyer's receipt of the Audited Financial Statements of the Company as referred to in Section 3.5 hereof, but in no event later than the close of business on August 31, 1997, except as the parties shall mutually agree in writing or as otherwise designated by the Buyer and the Seller if the conditions to the obligations of the Buyer or the Seller hereunder have not been fulfilled or waived in writing

                                       6
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at or prior to such time.  The date of Closing so determined is herein sometimes called the "Closing Date."

    2.2 Supplemental Schedule. Five (5) days prior to the Closing Date, the Seller and the Company shall provide the Buyer with Supplemental Schedule I which shall provide an update of all the information as required in Exhibits A, C through E and H through R, and in the representations and warranties of the Seller and the Company as per Article III hereof.

                                     ARTICLE III

                           REPRESENTATIONS AND WARRANTIES

     The Seller and the Company, jointly and severally, make the following representations and warranties to the Buyer, each of which shall be deemed to be independently material and to have been relied upon by the Buyer.

    3.1 Corporate Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority and Licenses (as defined in Section 3.21 hereof) to carry on its business as now conducted and to own its property in the manner and in the place where such property is presently located, and is qualified as a foreign corporation in such jurisdictions in which the character of its business or the nature of its property requires such qualification.

    3.2 Subsidiaries. The Company has no subsidiaries and owns no interest or securities in any other person or entity, nor does it control, directly or indirectly, any corporate, association or other business organization.

    3.3 Corporate Structure and Title to Shares. The Company has authorized capital consisting of 1,000 shares of common stock, no par value, of which 51 shares of

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Common Stock are presently issued and outstanding, all of which are fully paid, validly issued and non-assessable, free and clear of any Liens or Encumbrances of any kind and nature other than restrictions on transfer imposed by applicable state and federal securities laws; and all such capital stock is owned, of record and beneficially, by and with all voting, investment and disposition power and rights solely in the Seller.

    No other class of capital stock of the Company is authorized or outstanding. There are no outstanding options, subscriptions, rights, warrants or contracts to issue, nor any securities convertible into or contracts, or any other rights or commitments obligating the Seller or the Company to issue or entitling anyone to acquire, make investment decisions for, vote or otherwise deal with or have an interest in the Common Stock of the Company, whether issued, unissued, held in treasury or otherwise.

    The officers and directors of the Company are listed on Exhibit A, certain of whom as indicated on Exhibit A, shall resign effective the Closing Date, such resignations to be provided at the Closing as part of Exhibit A.

    3.4 Seller's Authority. The Seller has the full and unrestricted legal right, power and authority to enter into this Agreement and to carry out the terms hereof and to sell, transfer and deliver the Shares to the Buyer in accordance with the terms of this Agreement and upon the sale, transfer and delivery of the Shares to the Buyer pursuant to this Agreement, the Buyer will be vested with good and marketable title thereto, free and clear of all Liens or Encumbrances of any kind, other than restrictions on transfer imposed by applicable state and federal securities laws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Seller, the sole record and beneficial security holder of the Company, and do not and will not constitute a material breach or default of or violate any provisions of the terms of any agreement or violate or conflict with any other restrictions of any kind or

                                      8
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character to which the Seller or the Company is a party or by which any of them is bound. The execution of this Agreement shall constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its terms. Neither the Seller nor the Company has made any other agreement with any other party with respect to the sale or encumbrance of the Shares, the Company or a substantial portion of its Assets (as defined on Section 3.8 hereof), or merger or consolidation of the Company.

    3.5  Financial Statements.    The Seller has furnished to the Buyer the
Company's audited balance sheet for the year ended March 31, 1997 and related statements of revenues, expenses and retained earnings, stockholder's equity and cash flows ("Audited Financial Statements"), Exhibit B hereto. The Audited Financial Statements, together with the notes thereto, are and shall
(i) be initialed by the Seller; (ii) be in accordance with the Company's books and records; (iii) present completely, fairly and accurately the financial position of the Company as of such date and its results of operations for the periods represented thereby; (iv) be prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis; (v) contain and reflect all necessary adjustments for a fair presentation of the results of operations and financial condition for and as of the periods covered by said financial statements; (vi) reflect that all sales are and were bona fide and made on normal terms; (vii) reflect that allowances and adjustments for doubtful accounts are adequate based on past experience and no circumstances exist at year end or on the Closing Date which require the establishment of additional allowances for doubtful accounts; (viii) reflect inventories that are adequate for its operations and provide an adequate obsolence reserve for slow moving and/or obsolete materials and inventory based on past experience and no circumstances exist at year end or on the Closing Date that require the establishment of additional allowances for slow moving inventory or require the write-off of any material inventory; and (ix) be true, correct and complete.

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    The Seller shall be responsible for all the fees and expenses of its independent auditors in connection with the preparation of any and all the financial statements as provided for in this Agreement, audited or otherwise, as well as its opinions, reports and comfort letters.

    3.6 Absence of Undisclosed Liabilities. The Company shall have no debt, obligation or liability not reflected in the Audited Financial Statements, which Audited Financial Statements set forth all of the liabilities and obligations, direct and indirect, contingent and accrued of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, except with respect to the liabilities and obligations incurred in the ordinary course of business subsequent to March 31, 1997 up through the Closing Date. The Seller does not know of any potential liability of the Company not reflected in the Audited Financial Statements required to be reflected therein in accordance with the generally accepted accounting principles.

    3.7 Approvals and Restrictions. The execution and delivery of this Agreement and the performance of the covenants and agreements herein contained and the consummation of the transactions provided hereunder do not require any third party consent, approval or authorization and do not violate, conflict with nor will result in the breach or default under or cause the acceleration of any liability or debt or the creation of any Lien or Encumbrance upon any of the assets or capital stock of the Company under the provision of (a) the certificate of incorporation or by-laws of the Company, as the same may have been amended from time to time, or (b) any obligation, lien, lease, agreement, instrument, License, permit, statute, rule, regulation, law, order, arbitration award, judgment, decree or any other restriction or instrument to which the Seller or the Company are parties or by which any of them or the Company's assets are subject or bound.

    3.8 Title to Assets. The Company has good, marketable and indefeasible title to all of its personal and real property, tangible and intangible, including without limitation, the properties and assets as reflected in its Audited Financial Statements, and acquired after the date hereof up to the Closing Date (the "Assets"), which Assets are to remain with the Company upon purchase of the Shares by the Buyer and are sufficient for the Company to continue to conduct its business in the same manner as it has been conducted in the past, and which Assets are free and clear of all liabilities, conditional sales agreements, security interests, leases, Liens or Encumbrances or other imperfections of title whatsoever. Such Assets are in the possession and/or control of the Company and such Assets have the value as represented in the Audited Financial Statements, and are in good operating order and condition in accordance with industry usage.

    3.9 Leases. Exhibit C contains a true and complete listing of all leases, whether for real or personal property, including equipment, machinery and vehicles under and through which the Company's operations are conducted and to which the Company is a party and with regard to each lease sets forth the following: (i) the name and address of the lessor and lessee; (ii) the expiration date of the lease; (iii) the monthly rent and any additional rent called for under the lease; and (iv) any other material terms which affect possession or occupancy thereunder. True, correct and complete copies of such leases and amendments thereto are attached to Exhibit C. All of the leases are valid and binding lease obligations, enforceable in accordance with their terms and shall continue upon the Buyer's acquisition of the Shares, and shall not be terminated, are not voidable or otherwise materially adversely affected by the acquisition by the Buyer of the Shares or any of the transactions contemplated by this Agreement and shall remain valid and binding lease agreements enforceable in accordance with their terms. The Company is in good standing under each lease and neither the Seller nor the Company has received any official written notice of non-

                                       11
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compliance with applicable federal, state or municipal regulations.  The
Company has no material obligation as lessor or lessee which it has not fully performed, nor is the Seller or the Company aware of any material expenditures which are likely to be required under the provision of any such lease for any purpose other than the payment of rent. Neither the Seller nor the Company knows of any default by any lessor or lessee thereunder or have any knowledge of a fact which might reflect interference with or materially affect the use, enjoyment or operation of the property subject to the leases.

    3.10 Contracts and Commitments.   Exhibit D constitutes a full and complete
list as at the date hereof with respect to the Company of each contract or agreement, including without limiting the generality of the foregoing: (a) the new Manufacturer's Representative Agreement with E-MEK Technologies, Inc. (b) all contracts and agreements for the purchase, sale or lease of capital assets involving more than $25,000 and extending more than two months; (c) all management (including all directors and officers), shareholders or employee contracts or agreements or collective bargaining agreements; (d) all notes, loan agreements, guarantees and other evidences of indebtedness together with evidence of all forms of security given in connection therewith; and (e) all pension, life insurance profit sharing, bonus, retirement or other employee benefit plans and arrangements. As used herein, the terms "contract" and "agreement" mean and include every contract, agreement, commitment, understanding and promise, whether written or oral, executed or executory.

    Neither the Seller nor the Company or its affiliates have violated any of the material terms of any such agreements or contracts nor has any claim been made by any party thereto nor is there any default thereunder nor has the Seller or the Company or its affiliates received official written notice nor do they have any belief that any such contract or agreement is in default or that there is a claim accrued or accruing thereunder.

                                      12
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    The Company guaranteed Citywide Development Corporation's ("Citywide")
mortgage on the property located at 1784 Stanley Avenue, Dayton, Ohio ("Citywide Guaranty"), which mortgage was originally in the amount of $200,000 and was assumed on September 14, 1996 by Stanley Avenue Properties LTD., owned by the Seller and Lytton F. Crossley, President and director of the Company, which Citywide mortgage at June 30, 1997 amounted to $164,650 with interest at 7.08% per annum. The Citywide Guaranty shall be removed
within 12 months of the Closing Date.   If the Citywide Guaranty is not
removed and eliminated within 12 months of the Closing Date, then the Seller agrees to pay-off the Citywide mortgage upon demand of the Buyer, or at the option of the Buyer, to have any Buyer Guarantee or Incentive Consideration as provided in Sections 1.2(iii) and (iv), respectively, paid to Citywide, with the balance of the Citywide note and mortgage remaining, if any, to be paid by the Seller.

    The Seller shall cause Stanley Avenue Properties LTD. to issue a mortgage to the Buyer on the Closing Date as security for removal of the Citywide Guaranty; provided that said mortgage may only be foreclosed should prior demand upon the Seller for repayment of the Citywide mortgage and payment to Citywide, if any, of the Buyer Guarantee and/or Incentive Consideration as provided in Sections 1.2(iii) and (iv), respectively, not fully and completely satisfy the Citywide mortgage and removal of the Citywide Guaranty. Upon removal of the Citywide Guaranty, the Buyer shall provide and file a satisfaction of mortgage removing its security interest in the property.

    Except as set forth herein or in the Audited Financial Statements:

         (a) The Company has no contracts or commitments which are essential to the business, operations or financial condition of the Company other than those described in, or incurred in the ordinary course of business, and not required to be described in this Agreement or any of the Exhibits annexed hereto;

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         (b)  Neither the Seller nor the Company knows nor do either of them have any reason to believe that there are any purchase commitments by the Company in excess of the normal, ordinary and usual requirements of the business of the Company or at any excessive price;

         (c) Neither the Seller nor the Company knows nor has any reason to believe that there are any outstanding contracts or commitments which in the aggregate will result in any material loss to the Company upon completion of performance thereof, after allowance for direct distribution expenses. The Seller does not know nor has any reason to believe that there are any outstanding contracts, bids or sales or service proposals quoting prices which in the aggregate will not result in a normal profit to the Company;

         (d) Neither the Seller nor the Company does not know, nor does either of them have any reason not to believe that all accounts receivable as set forth in the Audited Financial Statements are current and collectible net of any reserves set forth on such audited balance sheets;


         (e) There are no product liability claims (other than fully insured) of which the Company or the Seller has received notice, and neither the Seller nor the Company knows or has any reason to believe that any such claims are or may be threatened;

         (f) Neither the Company nor the Seller has given any irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever;

         (g) The Company has no employment agreements, or any agreements that contain any severance or termination pay liabilities or obligations;

         (h) The Company is not presently paying any pension, deferred compensation or retirement allowance to anyone except as set forth in Exhibit E;

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         (i)  The Company is not restricted by agreement from carrying on its business anywhere in the world;

         (j) Neither the Company nor the Seller has received any notice of any claim that the Company is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers, other than returns of unsalable merchandise or inventory in the aggregate not exceeding $25,000.

    3.11 Inventory.     The aggregate fair market value of the inventory of the
Company on March 31, 1997, and as of the date hereof, are not less than the aggregate book value of the inventory of the Company on March 31, 1997 as reflected in the Audited Financial Statements and on the books of the Company as of the date hereof, respectively. In the Seller's and the Company's opinion, such inventory consists of a quality and quantity usable and salable in the ordinary course of business of the Company, except for items of obsolete materials and materials of below standard quality, all of which have been written down in such audited balance sheets of the Audited Financial Statements and on such books to realizable market value, or for which adequate reserves have been provided in such audited balance sheets and on such Company books.

    3.12 Claims. As of the date hereof, neither the Seller nor the Company knows of any claims to return in excess of an aggregate of $25,000 of merchandise by reason of alleged overshipments, defective merchandise, or any other reason, or of merchandise in the hands of customers of the Company under an understanding that such merchandise would be returnable.

     3.13 Litigation and Claims. There is no litigation, investigation, proceeding, suit, action, judgment, controversy or claim, by or before any court, governmental board, department, bureau, instrumentality or agency, existing, pending or, to the best knowledge of

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the Seller, threatened against the Company which might adversely affect its business or the conduct thereof, or which challenges the validity or propriety of the transactions contemplated by this Agreement, or which affect its condition, financially or otherwise; and there is no fact known to Seller or the Company which could form the basis for any litigation, investigation, proceeding, suit, action, judgment, controversy or claim. There are no judgments, orders, laws or regulations existing against the Company, which have or might affect its business, the Assets and/or the continuation of its business as now conducted.

     The two judgments for $255,404.94 obtained by Dayton Securities Associates against the Company in the Court of Common Pleas, County of Montgomery, one listed as Case No. 1996 CJ 88160 and the other listed as Case No. 1997 CJ 90186 are one and the same judgment which has been settled for $125,000 and included and recorded in accrued expenses and explained in Note L to the Audited Financial Statements and there is no further exposure to any claims, damages or any other liability or charges whatsoever by or on behalf of the Company, directly or indirectly, relating to this matter.

    The Seller and the Company are contractually obligated pursuant to a stock redemption agreement respecting shares of the Company formerly held by Electrolert, Inc. ("Electrolert") to pay the balance of the proceeds due pursuant to that agreement, as subsequently modified, to Electrolert upon the sale of the Assets or Common Stock of the Company pursuant to Option 1 ("Option 1") of the Confirmation of the Plan of Reorganization of the sole shareholder of Electrolert, Dale T. Smith, Case No. 96-31427 ("Confirmed Plan"). Pursuant to Option 1 of the Confirmed Plan to settle and compromise the claims of Fifth-Third Bank, Brent Black ("Black"), Porter, Wright, et al., and other creditors (collectively "Creditors") the Seller and the Company are obligated to pay Electrolert from the Purchase Price hereunder, a sum equal to fifty percent (50%) of the net cash received by the Seller at Closing (reduced by expenses incurred in negotiating and completing this Agreement and the transactions contemplated herein) and one-half of the net cash received from the sale of the Techdyne Common Stock up to the sum of $1,000,000. It is the intention of Electrolert, the Company and the Seller, that Electrolert not participate in the incentives provided pursuant to Buyer's Guarantee at Section 1.2(iii) or Incentive Consideration provided pursuant to Section 1.2(iv) hereof.
Pursuant to Option 1, the Seller, the Company and Electrolert will enter into a Motion and Agreed Order, Exhibit F to be delivered to the Buyer as soon as possible but no later than five (5) days prior to Closing which shall be agreed to and accepted by the Creditors of Electrolert and Dale T. Smith and approved by the United States Bankruptcy Court for the Southern District of Ohio, Western Division, relating to the Confirmed Plan. Such Motion and
Agreed Order shall be the complete release and satisfaction of any and all obligations of the Company to any of the Creditors arising under the Confirmed Plan and any related proceedings and will terminate with prejudice any and all litigation against the Company relating to the stock redemption agreement and any matters relating thereto and the Conformed Plan. Such
Motion and Agreed Order, Exhibit F will set forth the distribution described herein and obligate the Seller to cause the distributions to Electrolert to be made from the Purchase Price in accordance with this provision and the terms of this Agreement, provided the purchase of the Shares as contemplated herein is completed. Without limiting the other indemnities in favor of the Buyer contained in this Agreement, the Seller hereby indemnifies, defends
(with counsel acceptable to the Buyer) and holds the Buyer harmless from and against any loss, damage, costs and expenses, including without limitation, attorneys' fees, sustained or incurred by the Buyer or the Company as result of, or arising out of or in connection with any claims made by any Creditor, or any issues under the Confirmed Plan, or any failure of satisfactory conclusion of the stock redemption agreement.

    3.14 Governmental Compliance. The Company has complied in all material respects with all applicable laws, rules, regulations and orders of all federal, state or local authorities with respect to its business, the operation thereof, and the use of its property and Assets. Neither the Seller nor the Company has received any official written notice that the Company is claimed to be in default with respect to any judgment, order, injunction, decree, rule or regulation of any court, administrative agency or other governmental agency, domestic or foreign, nor do any of them have any belief that the Company is in default with respect to the same. All reports, returns and other documents which have been filed by the Company with any administrative agency or governmental authority are true, correct and complete in all material respects. Neither the Seller nor the Company has received any official written notice that any condemnation proceeding is contemplated or has been commenced against any of the premises utilized by the Company or its business or that said premises, or the use thereof or is in violation of any applicable building, zoning or other law or regulation. The Company has all necessary occupancy certificates, licenses and permits with respect to its use and occupancy of such premises, its conduct of the business and its ownership and use of machinery and equipment contained therein.

    No notice has been received not heretofore complied with, from any federal, state, county or municipal authority or agency having jurisdiction over the property and Assets of the Company or its activities or any insurance or inspection body, that the operations of the Company or its property, Assets, facilities, equipment or business procedures or practices fail in any respect to comply with any applicable law, ordinance, regulation or requirement of any public or self-regulatory authority or body.

    3.15 Hazardous Waste.    The Buyer is willing to proceed with this
Agreement, the purchase of the Shares, and the transactions contemplated herein provided that the Company is in compliance with applicable environmental laws, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and
Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act ("RCRA"), and applicable state and local laws, and regulations and spill and hazardous waste statutes, regulations and rules ("Environmental Laws").
The Company and the Seller represent that there are no violations of such Environmental Laws, that the Company is in full compliance with all Environmental Laws and has internal compliance programs governing such compliance and the disposal of hazardous waste; and neither the Company nor the Seller has received notice of any violation of the Environmental Laws nor does either the Company or the Seller have any reasonable belief that any such violations have occurred or are occurring or of any basis for threatened litigation or a reporting problem with respect to the Company's compliance or lack thereof with Environmental Laws or maintaining or disposing of hazardous waste.

    Notwithstanding the foregoing, the Company and Labinal Components and Systems, Inc. ("Labinal"), the former owner of the real estate now owned by the Stanley Avenue Properties LTD., of which limited liability company, Lytton F. Crossley, President of the Company, is the general partner and controlling person, and upon which property the Company conducts its operations, entered into an environmental indemnification agreement, Exhibit G attached, relating to Labinal's prior use of the facility. The Labinal environmental indemnification agreement and its benefits shall continue unaffected by the sale of the Shares to the Buyer, and the terms of this Agreement shall not otherwise alter, modify or cancel the Labinal environmental indemnification agreement in favor of the Company.

    3.16 Labor Relations. The Company has complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payment of withholding taxes. The Company has withheld all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has no labor troubles and there are no strikes, work stoppages, slowdowns, threatened labor unrest or any unfair labor practices, charges of unlawful employment practices under federal or local equal employment opportunity laws and similar regulations, or other material controversies pending or threatened between itself and any of its employees; and no union represents, or in the past twelve (12) months has demanded or requested, to represent or is currently attempting to represent, any of its employees. The Company has not promulgated any policy or entered into any agreement relating to the payment of severance pay, vacation pay or sick leave to employees now employed by them or whose employment may be terminated or suspended, voluntarily or otherwise. Neither the Company nor the Buyer shall be responsible for continuing any employment, agency, sales representative or similar contract or relationship with any Company employee or any other person, except that the Company shall continue the employment of those individuals set forth in Exhibit H at their present salaries as set forth in Exhibit H and shall also continue the employment of the following:

         (i)   Lytton F. Crossley, President

         (ii)  David Watts, Chief Financial Officer

         (iii) Jeff Livingston, Chief Operating Officer

         (iv) Dianna Donnelly, Materials Manager

on terms mutually satisfactory pursuant to employment agreements (measured from the Closing Date) as attached to H.


    These persons agree not to compete with the Company as otherwise provided in the non-compete provisions of their respective employment agreements which are made a part hereof and which non-compete provisions are an inducement to the Buyer to enter into this

Agreement and proceed with the purchase of the Shares and the transactions contemplated herein.

    3.17 Taxes. The Company has filed returns for and paid in full all of state and local taxes (including without limitation, income, excise, unemployment, employees' and employers' withholding, social security, occupation, franchise, property, sales and use taxes, interests, penalties, deficiencies or assessments claimed or shown to be due) to the extent such filings and payments are required as of the date of this Agreement and up through the Closing Date. All such returns were true and correct when filed and are presently true and correct. The Company has reserved adequately on its Audited Financial Statements with respect to taxes accrued but not payable prior to the date of such statements, and has reserved and will continue to reserve adequately on its books and records with respect to taxes accrued since the date of the Audited Financial Statements but not payable prior to the date of this Agreement and up through the Closing Date. The Company has no and will have no liability for taxes, interest or penalties in excess of the amounts so paid or the reserves so established. The Company has not had any tax deficiencies proposed against it nor has it executed any waiver of the statute of limitations on the assessment or collection of any tax. There are no federal or state tax returns of the Company or its financial statements being audited or to the best knowledge of the Company and the Seller considered or contemplated to be audited by the Internal Revenue Service or state taxing authorities. Exhibit I provided to the Buyer consists of the Company's federal, state and local tax returns for the fiscal year ended March 31, 1997.

    Any transfer or other taxes of the State of Delaware and of Ohio or any other jurisdiction upon the sale of the Shares by the Seller to the Buyer shall be at the sole responsibility of the Seller.

    3.18 Absence of Specified Changes. With respect to the Company, since the fiscal year ended March 31, 1997, there has not been and there shall not be to the Closing Date:

         (a) Any material adverse change in the financial condition, Assets, liabilities, inventory or business;

         (b) Any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Assets or business;

         (c) Any transaction entered into or any liability or obligation incurred, other than liabilities incurred in the ordinary course of business and consistent with past practice, or any sale, transfer, encumbrance or any contract to sell, transfer or encumber any of the Assets, trade names, copyrights, Licenses, franchises or designs or to waive any rights thereto;

         (d) Any mortgage, pledge, grant, suffering to exist any recorded lien or other recorded encumbrance or charge on any Assets or property, tangible or intangible;

         (e) Any payment or declaration of any bonus, salary increase or adjustment or additional or extraordinary payment to any officer, employee or agent beyond standard, normal payroll or review procedures and guidelines;

         (f) Any issuance, pledge or sale of any Shares or any option or right to purchase the Shares;

         (g) Any other event of any kind or character which would or could adversely affect the business of the Company or the Assets;

         (h) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Shares;

         (i) Any write-down of the value of any inventory or writing off as uncollectible notes or accounts receivable or any portion thereof, except for write-offs or write-downs of such items in the ordinary course of business and at a rate no greater than during the fiscal year ended March 31, 1996;

         (j) Any cancellation of debt or claims or any waived rights of substantial value except in the ordinary course of business and consistent with past practice;

         (k) Any disposition of or permitted lapse of any material patents or trademarks or any material patent or trademark application, or any disposition or disclosure to any person of any trade secrets, formulas, processes or know-how;

         (l) Any capital expenditures or commitments in excess of an aggregate of $50,000 for the Company for additions or modifications for or to property, plant or equipment without first obtaining the Buyer's consent which shall not be unreasonably withheld;

         (m) Any material change or application in the method of accounting or accounting practice;

         (n) Payments of any amounts to or in respect of, or sell or transfer any Assets to, any company or business organization, a substantial portion of the capital stock or other ownership interest which is owned by the Company , its officers or directors or their affiliates, or by the Seller or her affiliates;

         (o)  Any experiencing of material labor difficulty;

         (p) Any agreement or commitment to do any of the things described in the preceding clauses (a) through (o).

    3.19 Intellectual Property Except as set forth in Exhibit J hereto, the Company does not own, license or use any patents, trademarks, tradenames or copyrights or similar rights; nor does it have any applications pending with respect thereto, nor does it utilize any assumed names, nor is it a party to any patent, trademark, tradename, copyright, license or franchise agreement. Neither the Seller nor the Company is a party to, nor does any of them have knowledge of, any patent, trademark, tradename, license, copyright or franchise infringement, litigation or claim materially affecting or which might materially affect the business of the Company or its ability to carry on its business or any basis for any such claim.

    3.20 Insurance. The Company has in full force and effect several insurance policies including but not limited to liability of the types and in the amounts necessary for its business operations and as described in Exhibit K hereto. True, correct and complete copies of said policies will be delivered to the Buyer prior to the Closing Date. Such policies are in full force and effect with all premiums due to the date hereto paid in full, are in types, amounts, scope and coverage to protect the Company against loss of its properties or Assets and to protect against claims and all are deemed adequate in the business and industry in which the Company is involved.

    3.21 Licenses and Permits.    The Company has been granted all
certificates, licenses, permits, franchises, variances and similar authorizations from all federal, state, local or other governmental agencies (collectively referred to as "Licenses"), which may be necessary to lawfully carry on its business, produce and sell its products and services, and develop and market its products and services. Such Licenses are listed in Exhibit L, are in full force and effect and have not been revoked or suspended nor are they subject to cancellation, violation, termination, expiration, or notice thereof, and no action, proceeding or investigation has been instituted or threatened with reference to said Licenses pursuant to all of which such Licenses the Company is in compliance. The purchase of the Shares by the Buyer and the transactions contemplated by this Agreement now and when completed shall not in any way adversely affect the Licenses, whether singly or in conjunction with others, which shall continue in full force and effect.
Attached to Exhibit L are all License applications, pending and granted, with and by federal, state and local administrative agencies and governmental authorities, corresponding to all Licenses essential to the Company, its products, services and operations, and all such governmental and administrative agency correspondence, including but not limited to inspection reports and responses thereto. If necessary, the Seller shall use her best efforts and cooperate fully with the Buyer to assure that the Company, by virtue of the transactions contemplated by this Agreement, will be able to continue operations under such Licenses.

    3.22 Corporate Proceedings and Records. The Buyer shall be provided with the certificate of incorporation, as amended, Exhibit M, and the by-laws of the Company, Exhibit N, as are in effect as of the date hereof and which shall be in effect on the Closing Date without amendments or modifications except as required by the Buyer, and all the minutes and minute books of the Company, together with transfer sheets, particularly the corporate minutes approving the terms and provisions of this Agreement, and at the Closing the Company's corporate seal.

    The books of account and other records of the Company, including but not limited to the records of directors' and shareholders' meetings of the Company, are true and correct records of all corporate proceedings which comply in all material respects with all statutes, laws, rules and regulations applicable to them, and accurately present and reflect all of the transactions entered into by the Company to which it has been a party or to which its property and Assets may be subject.

    3.23 Transition Cooperation.    The Seller shall cooperate with the Buyer
and the Company in executing and filing any and all records, certificates, documents and other memoranda and shall do and perform all necessary acts and things necessary to maintain and continue uninterrupted the business of the Company after the Closing Date based upon and relating to the purchase of the Shares by the Buyer and the other transactions contemplated by this Agreement.

    3.24 Banking. Exhibit O hereto contains a complete list of all bank accounts and bank account numbers owned by the Company with the name of all individuals authorized to make withdrawals on such accounts. Exhibit O also contains a complete list of all safe deposit boxes owned or leased by the Company and the names of all the persons with access thereto.

    3.25 Loan and Financing Agreements.    Exhibit P hereto contains a complete
list of all loans and financing agreements between the Company and all lenders, whether shareholders, creditors or otherwise. True, correct and complete copies of such agreements have been provided to the Buyer. The Company is in good standing under such agreements and neither the Company nor the Seller has received any notice of default under such agreements.

    The Company has also made two loans to Lytton F. Crossley, President and director of the Company, which loans at June 30, 1997 amounted to $139,181.00 at an annual interest rate of 7%, and the second loan for $155,000 at an annual interest rate of 9.25%. These loans and accrued interest thereon shall be paid by the Seller to the Company on the Closing Date from the Purchase Price.

    3.26 General Warranty.   Each of the Company and the Seller has herein
disclosed to the Buyer all facts material to the Assets and business of the Company other than facts they do not have reason to know; and each of the Company and the Seller has no knowledge of any matter, event, development or transaction that would adversely affect the condition, financial or otherwise, of the Shares, the Assets, existing business or business prospects of the Company which have not been disclosed in this Agreement or in any of the

Exhibits provided to the Buyer in accordance with this Agreement nor does the Seller have any knowledge of any fact, event or other circumstance that would prevent the continued operation and business of the Company by virtue of the purchase of the Shares by the Buyer and the other transactions as contemplated in this Agreement. None of the information provided by the Seller or the Company included in this Agreement, as well as in any of the Exhibits or Supplemental Schedules or certificates provided to, or to be provided by them to the Buyer pursuant to the terms hereof or in connection with the transactions contemplated hereby, is false or misleading or contains or will contain any untrue statement of material fact, or fails or will fail to state a material fact necessary to make the statements contained or incorporated therein or herein not misleading.

                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

    The Buyer makes the following representations and warranties to the Seller each of which shall be deemed to be independently material and to have been relied on by the Seller.

    4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Buyer has full corporate power and authority to own its properties and to carry on its business as currently conducted and is qualified and in good standing as a foreign corporation in all jurisdictions where the nature of the business transacted by the Buyer requires such qualification.

    4.2 Corporate Authority. The Buyer has full corporate power and authority to enter into this Agreement. The Buyer has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and to perform all of its obligations under this Agreement.

    4.3 Consents. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby require the consent, approval or authorization of any third party.

    4.4 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein violates or conflicts with or constitutes a default under any term or provision of Buyer's certificate of incorporation or by-laws or of any contract, or indenture to which it is a party.

    4.5 Validity of Shares. The Techdyne Common Stock to be delivered to the Seller hereunder, when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable and free and clear of all Liens or Encumbrances, but shall be restricted from resale or other disposition under federal and state securities laws until registered thereunder. Such Techdyne Common Stock will be included in a registration statement to be prepared and filed by the Buyer with the Securities and Exchange Commission as soon as possible subsequent to the Closing Date and with the appropriate state securities commissions to enable the Seller to publicly sell the Techdyne Common Stock, and the Buyer will use its best efforts to obtain effectiveness of such registration statement within 120 days of the Closing Date.

    4.6 Subsidiaries. Each of the Buyer's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdictions of its incorporation where each of them is incorporated and each has the corporate power and authority to carry on its business as presently conducted. As used herein, the term "Subsidiaries" means all corporations, a majority of the outstanding capital stock of which is owned by the Buyer, excluding corporations which are inactive or in the process of dissolution.

                                      ARTICLE V

                                 COVENANTS OF SELLER

         The Seller further covenants and agrees as follows:

    5.1 Conduct of Business. To cause the business of the Company during the period from the date hereof to the Closing to be conducted in the normal and usual manner and not to make without the prior written approval of Buyer any change in the policies affecting the operation and conduct of the business of the Company, nor to commence operations for, or enter into any contracts or agreements out of the ordinary course of business or that would be material or unusual and affect the business or the Assets of the Company or extend beyond the Closing Date; and to use her best efforts to preserve the business organization of the Company and maintain the services of such Company's officers and the good will and patronage of suppliers, insurance carriers, customers and others having a business relationship with the Company; and will maintain in full force and effect insurance policies providing coverage and amounts of coverage comprable with the policies of insurance now in effect; and to keep and retain the Company as a going business with present personnel.

    5.2 Normal Course. Neither the Seller nor the Company shall, unless authorized in writing by the Buyer or except as specifically permitted by the terms of this Agreement:

         (a) Issue, sell, hypothecate, pledge or otherwise encumber any Shares of the Company or any option to purchase the same, or enter into any agreement with respect thereto;

         (b) Declare, set aside or issue any dividend or other distribution with respect to the Common Stock or redeem, exchange, purchase or acquire any shares thereof or enter into any agreement in respect of the foregoing;

         (c) Other than in the ordinary course of business, sell, encumber by pledge or grant of lien, assign, lease or transfer any of the Company's Assets, Licenses, franchises, service agreements or agreements with insurance carriers;

         (d) Incur any obligation or liability except liabilities and obligations incurred in the ordinary course of its business;

         (e) Enter into any transaction other than in the ordinary course of business and, in any event, any such transactions shall not involve an amount in excess of $50,000 without first obtaining the Buyer's consent which consent shall not be unreasonably withheld;

         (f) Change, amend or otherwise modify the Company's certificate of incorporation or by-laws; or

         (g) Make any changes in compensation payable to officers, directors or employees beyond standard normal payroll or review procedures and guidelines; or enter into any employment agreements other than as provided in Section 5.6 hereof without first obtaining the Buyer's consent which consent shall not be unreasonably withheld.

    5.3  Preservation of Assets, etc.    The Assets and property of the Company
shall be kept in good repair, working order and condition (normal wear and tear excepted) and the Seller and the Company shall use their best efforts to preserve the business of the Company. The Seller and the Company shall keep available to the Buyer the services of the Company's employees and the Company shall comply with applicable laws material to its business.

    5.4  Maintenance of Insurance Policies.     All policies of fire, product
and service liability and other forms of insurance of the Company listed in Exhibit K shall be maintained in full force and effect.

    5.5 Notice. The Seller and/or the Company shall inform the Buyer of any material developments or any unusual changes or problems affecting the Company and its business, properties, financial status, the status of its liabilities, obligations and relationships with its creditors, customers, suppliers and insurance carriers.

    5.6  Employment Agreements.    The individuals listed in Section 3.16 of
this Agreement agree to and shall enter into and execute on or prior to the Closing Date employment agreements in the forms of Exhibit H attached hereto to become effective on the Closing Date provided this Agreement is then completed and then in effect.

    5.7  Banking Authority.   The Company and the Seller agree to enter into
any new banking arrangements as requested by the Buyer on the Closing Date, including but not limited to new signature cards for depositing, withdrawing and effecting other banking transactions.

    5.8  Quarterly Financials.   The Company and the Seller shall provide to
the Buyer no less than twenty (20) days prior to the Closing with the unaudited quarterly financial statements of the Company for the three months ended June 30, 1997 ("June 1997 Quarterly Financials"), Exhibit Q, which shall be prepared and presented in accordance with the requirements of Section 3.5 hereof and which June 1997 Quarterly Financials shall not reflect any material adverse financial condition or results of operations of the Company.

                                      ARTICLE VI
                                ACCESS TO INFORMATION

    6.1 Access to the Company. The Seller and the Company covenant that prior to the Closing (i) the Buyer and its counsel, accountants and other representatives shall have reasonable access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Company and its operations, and (ii) the Buyer and its representatives shall be furnished or caused to be furnished all data and information concerning the business, Assets, finances and property of the Company that may be reasonably necessary for the Buyer's appraisal of the Company.

    6.2 Confidentiality. All information provided by each party to the other shall be governed by the Confidentiality Agreement, Exhibit R attached hereto.

    6.3 Effect of Investigation. Any investigation of the Company by the Buyer shall not affect the representations and warranties hereunder and shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company.

                                     ARTICLE VII

                                CONDITIONS OF CLOSING

    7.1 Buyer's Conditions. The obligation of the Buyer to close hereunder shall be subject to the satisfaction of the following conditions or the written waiver thereof by the Buyer, failure of which shall enable the Buyer to terminate this Agreement:

         (a) Each of the agreements and covenants of the Seller and the Company to be performed under this Agreement at or prior to the Closing shall have been performed and complied with in all material respects, including but not limited to a new agreement with Manufacturer's Representation Agreement with E-MEK Technologies, Inc. on terms no less favorable to E-MEK Technologies, Inc. as currently exist;

         (b) The representations and warranties of the Seller and the Company in this Agreement and the statements contained in any Schedule or Exhibit attached hereto or in any instrument, list, certificate or writing delivered pursuant hereto shall be true and correct in all material respects when made and true and correct at and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and executed by the Seller and the Company by one of its officers;

         (c) No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement;

         (d) There shall not have occurred any adverse change in the financial condition or business of the Company or of its Assets or Licenses from that which existed at the end of the fiscal year March 31, 1997 or as set forth in the Exhibits;

         (e) The Buyer shall have received all such documents, certificates, opinions and papers required of the Seller and the Company pursuant to the terms of this Agreement, or which shall have been reasonably requested by the Buyer, in form and substance as approved prior to or on the Closing Date by the attorney for the Buyer, Lawrence E. Jaffe, including but not limited to the following:

              (i) The Company and the Seller shall have delivered to the Buyer certificates issued by the Delaware Secretary of State evidencing the good standing of the Company as of the date not more than five (5) days prior to the Closing Date as a corporation of the State of Delaware and the Company's tax status, and by all other governmental authorities of the foreign jurisdictions in which the ownership of property or the nature of its business or other activities have made qualification as a foreign corporation necessary and the confirming telegram or written representation from a search or title company confirming such good standing as of the date not more than one (1) day prior to the Closing Date;

              (ii) The Company and the Seller shall deliver the June 1997 Quarterly Financials as required under Section 5.8 no less than twenty
         (20) days  prior to the Closing Date;

              (iii) The Company and the Seller shall deliver to the Buyer a comfort letter from Kentner Sellers, the independent certified public accountants for the Company, dated the Closing Date in form and substance satisfactory to the Buyer, stating that on the basis of the reading of the Audited Financial Statements and the June 1997 Quarterly Financials prepared by the Company, inquiries of the Company's officers responsible for financial and accounting matters, reading the minutes and other specified procedures, nothing has come to their attention which caused them to believe that since the Audited Financial Statements and as of the Closing Date there were any changes in the capital stock, any increases in the bank borrowings or any significant changes in the Assets or Asset valuation (which includes the inventory), debt or liabilities of the Company, as compared with the amounts shown in the Audited Financial Statements.

              (iv) The Company and the Seller shall have delivered to the Buyer the favorable written opinion of Messrs. Porter, Wright, Morris & Arthur, attorneys for the Seller and the Company dated as of the Closing Date, in form and substance satisfactory to the Buyer covering the following matters, provided that with respect to factual matters counsel may rely upon the representations and certificates of the Seller and the Company and upon public officials;

                   (a) The Company is a corporation duly organized, validly existing and in good standing under the corporation and franchise tax laws of the State of Delaware and has all the requisite corporate power and authority and Licenses to carry on its business as now conducted, and to own and to operate its property and Assets in the manner and at the places where such properties are presently located, and, to the best knowledge of counsel, neither the nature of its business nor the character or location of its respective properties requires it to be qualified or licensed to do business in any other jurisdiction than in which it is presently qualified;

                   (b) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which there are 51 Shares presently issued and outstanding, all of which are validly issued, fully paid and non-assessable, free and clear of any Liens or Encumbrances or other security interests, which such issued and outstanding Shares are owned of record and beneficially solely by the Seller, to which such Shares there are no options, warrants or other rights for their acquisition or exchange or for the issuance or acquisition of additional securities of the Company; and all rights of first refusal as provided in the Company's Certificate of Incorporation have been satisfied and there are no outstanding claims by any person or entity relating to the right of first refusal and the acquisition of any capital stock of the Company, nor to the best knowledge of such counsel is there any basis for any claims under the right of first refusal to acquire any capital stock of the Company nor is there any threatened litigation to accomplish the same.

                   (c) The appropriate action by the directors and shareholders of the Company to authorize and approve the sale of the Shares to the Buyer and this Agreement and the execution, delivery and performance hereof have been duly and validly taken, and each of the Seller and the Company has the full right, power and authority to enter into this Agreement and to carry out the terms hereof;

                   (d) The Agreement has been duly executed and delivered by the Seller and the Company and constitutes the valid and binding obligation of the Seller and the Company in accordance with its terms, and the execution of this Agreement, the sale of the Shares and the performance of the covenants and agreements herein contained and the transactions contemplated hereby do not and will not result in the breach or violation of any of the terms, covenants and provisions of, or default under, or in either the acceleration of any debt or liability or the creation of any Lien or Encumbrance upon any of the Shares or the Assets of the Company pursuant to its certificate of incorporation or by-laws, or any judgment, statute, rule or regulation or, to the knowledge of such counsel, any agreement, License or other instrument or restriction of any kind to which the Company or the Seller is a party or may be bound or to which any of the Company's Assets may be subject, nor does any provision of any of the foregoing instruments invalidate any such instrument upon the consummation of the transactions contemplated hereby, give any party any right to cancel or terminate any such instrument, or prevent the Buyer from purchasing the Shares in the manner contemplated by and in accordance with the terms of this Agreement;

                   (e) To the best knowledge of such counsel there are no claims, actions, suits or proceedings, pending or threatened against the Seller or the Company, nor is the Company or the Seller a party to or subject to any order, judgment, decree, agreement, stipulation or consent of or with any court or administrative agency, nor, to the best knowledge of counsel is any investigation pending or threatened against the Company or the Seller, that would materially adversely affect the business of the Company or the consummation of the acquisition of the Shares by the Buyer or any of the transactions contemplated herein;

                   (f) To the best knowledge of such counsel no event has occurred since the date of the certificate of good standing and tax certificate furnished pursuant to Section 7.1(e)(i) which would impair the good standing of the Company as set forth on such certificates;

                   (g) The litigation initiated by Dayton Securities Associates against the Company and others, reduced to a judgment of $255,409.94, has been settled by the Company for $125,000, pursuant to which litigation there is no further exposure for any other claims, damages or judgments of any sort by or on behalf of the Company, directly or indirectly;

                   (h) The Motion to Enter Into Stipulation ("Motion") for an Order to authorize Dale T. Smith ("Debtor") under the Confirmed Plan has been approved and granted and the Order issued authorizing the Debtor to complete Option 1 under the Confirmed Plan, and there are no and there shall be no further claims, actions, causes of action, suits, debts, and other reckonings, controversies, damages, liabilities or demands whatsoever, whether by Creditors or others, against or any other exposure of the Company arising from or as a result of the stock redemption agreement and Debtor's Confirmed Plan.

                   (i) The Labinal environmental indemnification agreement and its benefits shall continue unaffected by the sale of the Shares to the Buyer, and the terms of this Agreement shall not otherwise alter, modify or cancel the Labinal environmental indemnification agreement in favor of the Company.

              (v) The Seller shall deliver to the Buyer prior to or at the Closing all documents, Schedules and Exhibits required by this Agreement to be provided to the Buyer, including the following:

                   (a) a certificate or certificates representing the Shares, duly endorsed for transfer to the Buyer or accompanied by an assignment of the Shares with appropriate stock powers and signature guarantees (medallion program) duly executed;

                   (b) good standing and franchise tax certificates of the Company and updating telegrams as to such good standing and franchise tax status as of the Closing Date as required by
              Section 7.1(e)(i);

                   (c) the Audited Financial Statements and prior two years (1995 and 1996) audited financial statements, accountant's comfort letter, leases, corporate records, lists of officers and directors, employees, salaries, employment agreements, transfer sheets, minutes, resolutions, certificate of incorporation, as amended, by-laws, contracts, Licenses, insurance, patents, trademarks, franchises, tax returns, bank accounts and corporate seal as required by this Agreement;

                   (d) the resignations of certain officers and directors of the Company as per Exhibit A effective as of the Closing Date, as required by Section 3.3;

                   (e) new bank authorizations and signature cards as required by Section 3.24;

                   (f) the employment agreements for the following individuals as required pursuant to Sections 3.16 and 5.6;

                   (g) the new E-MEK Technologies, Inc. Manufacturer's Representative Agreement as required pursuant to Section 7.1 (a) hereof;

                   (h) the Smith Motion and Agreed Order as required pursuant to Section 3.13 hereof;

                   (i) the assignment of the Labinal environmental indemnification agreement, Exhibit G, as per Section 3.15 hereof; and

                   (j) the mortgage on the property located at 1784 Stanley Avenue, Dayton, Ohio as per Section 3.10 hereof.

         (f) All actions, proceedings, certificates of officers, instruments and documents required to carry out the transactions contemplated by this Agreement and incidental hereto and all other related legal matters shall have been satisfactory to and approved by Lawrence E. Jaffe, counsel for the Buyer, and such counsel shall have been furnished with such counterpart originals that were certified or other copies of such certificates, instruments and documents as he shall have reasonably requested.

    7.2  Seller's Conditions.   The obligation of the Seller to close hereunder
shall be subject to the satisfaction of the following conditions or the written waiver thereof by the Seller, failure of which shall enable the Seller to terminate this Agreement:

         (a) Each of the agreements and covenants of the Buyer to be performed under this Agreement at or prior to the Closing shall have been duly performed in all material respects;

         (b) The representations and warranties of the Buyer in this Agreement and in any schedule, instrument, list, certificate or writing delivered by the Buyer pursuant hereto shall be true and correct in all material respects when made and true and correct at and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date and the Seller shall have received a certificate to that effect dated the Closing Date and executed by an officer of the Buyer;

         (c) The Buyer shall have furnished the Seller with an opinion dated the Closing Date of Lawrence E. Jaffe, counsel for the Buyer in form and substance satisfactory to the Seller covering the following matters, provided that with respect to factual matters, counsel may rely upon the representations and certificates of the Buyer and upon public officials:

              (i) The Buyer is a corporation duly organized, validly existing and in good standing under the corporation and franchise tax laws of the State of Florida and has the requisite corporate power and authority to carry in its business as now conducted;

              (ii) All corporate proceedings required by law to be taken by the Buyer to authorize and approve this Agreement and the execution, delivery and performance of this Agreement have been duly and validly taken and the Buyer has the full right, power and authority to enter into this Agreement and to carry out the terms hereof;

              (iii) The Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer in accordance with its terms, and the execution of this Agreement and the performance of the covenants and agreements herein contained and the transactions contemplated hereby do not and will not result in the breach or violation of any of the terms, covenants and provisions of, or default under, or in either the acceleration of any debt or liability or the creation of any Lien or Encumbrance upon any of the Techdyne Common Stock to be issued to the Seller, or pursuant to its certificate of incorporation or by-laws or any judgment, statute, rule or regulation or, to the knowledge of such counsel, any agreement or other instrument or restriction of any kind to which the Buyer is a party or may be bound, nor does any provision of any of the foregoing instruments give any party any right to cancel or terminate any such instrument, or prevent the Buyer from purchasing the Shares in the manner contemplated by and in accordance with the terms of this Agreement; and

              (iv) To the best knowledge of such counsel there are no claims, actions, suits or proceedings, pending or threatened against the Buyer nor is the Buyer a party to or subject to any order, judgment, decree, agreement, stipulation or consent of or with any court or administrative agency, nor, to the best knowledge of counsel is any investigation pending or threatened against the Buyer that would materially adversely affect the consummation of the acquisition of the Shares by the Buyer or any of the transactions contemplated herein.

         (d) The Buyer shall have furnished the Seller and the Company at the Closing with the consideration as per Section 1.2(i) and (ii), except for the Buyer's Guarantee required by Section 1.2 (iii) and the Incentive Consideration as per Section 1.2(iv) which shall be paid, if applicable, at such time and pursuant to the conditions as set forth therein.

                                   ARTICLE VIII

                           SURVIVAL OF REPRESENTATIONS AND
                            WARRANTIES AND INDEMNIFICATION

    8.1 Survival of Representations and Warranties. All representations, warranties and agreements contained herein or in any writing delivered pursuant hereto by all parties hereto shall survive the execution and delivery of this Agreement, the Closing, any investigation made at any time, the sale of the Shares to the Buyer, and the consummation of all transactions herein contemplated ; provided, however, notwithstanding anything herein to the contrary, no claim shall be initiated or raised after the passage of two years from the Closing Date.

    8.2  Indemnification.

         (a) The Seller hereby agrees to fully indemnify and hold harmless the Buyer (the Buyer as used in this Article VIII refers to all of its subsidiaries and affiliated companies), its directors, officers and employees, from and against and in respect to:

              (i) Any liabilities, claims, encumbrances, deficiencies, demands, actions suits, proceedings, obligations, damages, losses, judgments, costs and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and including attorneys' and accountants' fees in the course of defense, or incidental to any suit, action, investigation, claim or proceeding, incurred by any of them as the result, incidental to or by reason of the breach, falsity or failure of any of the Seller's or the Company's representations, warranties, covenants, agreements or omissions thereof contained in this Agreement or any of the Exhibits, certificates, supplemental schedules or other documents required hereunder, or failure to perform as required by or delivery of any and all Schedules, reports, Exhibits, documents, certificates and other material information required hereunder, it being understood and agreed to by all the parties hereto that the provisions of this indemnification shall survive the Closing and may be enforced first by the Buyer's offset against and reductions from the consideration to be provided to the Seller pursuant to the provisions of this Agreement without limiting in any respect any and all other rights which the Buyer may have against the Seller and the Company, to enforce the provisions of this Agreement and without any priority or order of exercising such rights by the Buyer which the Buyer may, at its sole discretion, determine to do and in whatever priority in its discretion it feels appropriate and the exercise of one not being a waiver of any other rights or remedies which the Buyer may have in the aggregate.

              (ii) In the event the Seller or the Company breaches any of the terms, representations, covenants, warranties or conditions of this Agreement, or any of the certificates, documents, lists, Exhibits, Schedules or other memoranda filed hereunder, or in the event that any breach, suit, action, investigation, claim or proceeding ("Claim") is begun, made or instituted as a result of which the Seller or the Company may become obligated to the Buyer hereunder, then the Buyer shall give written notice in sufficient detail to the Seller of said Claim. The Seller shall have the right to defend any such Claim in the Seller's or the Company's name, solely at the Seller's expense.
         In the event the Seller, within a reasonable time after written notice of any Claim, fails to defend, the Buyer shall have the right to undertake the defense, compromise or settle the Claim on behalf of and for the Seller, and the Seller will cooperate with the Buyer in the defense thereof.

              (iii) The Buyer shall have the right, but not the obligation to defend, contest or otherwise protect against the same and recover the entire costs thereof from the Seller and/or the Company including without limitation, reasonable attorneys fees, disbursements and all amounts paid a as result of such suit, action, investigation, claim or proceeding.

              (iv) Notwithstanding anything to the contrary set forth herein, the Buyer at any time hereafter may institute a suit, action, investigation, claim or proceeding against the Seller and the Company or interplead the Seller and the Company in any proceeding or litigation which may arise under this Agreement or as a result of any breach on the part of the Seller or the Company under this Agreement.

              (v) The Company or the Seller shall notify the Buyer, within 10 business days after receiving same, of each third-party claim received by the Seller or the Company against the Company. The Buyer shall have the option of either contesting the Claim or claiming indemnity under this Agreement.

              (vi) Notwithstanding anything to the contrary set forth herein, the Seller shall only be obligated pursuant to this Section 8.2 for indemnification of matters which exceed in the aggregate the sum of $50,000 which such sum shall include obligations, damages, losses, judgments, costs and expenses including attorney's and accountant's fees in the course of any defense or incidental to any suit, action, investigation, claim or proceeding for which indemnification is sought hereunder.

                                  ARTICLE IX

                             GENERAL PROVISIONS

    9.1  Tax Status and Effect.   It is understood and agreed that no party
hereto has made any representation to the other as to the tax status or tax effect of the transactions contemplated by this Agreement, and each of the parties hereto is therefore responsible for separately consulting counsel if it so desires as to such matters and each is assuming as to herself or itself, subject only to the express and specific provisions of this Agreement, foreign or domestic, federal, state or local taxes, if any, which may be incurred by such person by reason of the carrying out of the terms and provisions hereof.

    9.2  Brokerage Commissions and Finders Fees.   The Seller and the Company
represent that GWENT, INC. was the sole finder involved in this transaction and any finder fees shall be the sole responsibility of the Seller. The Seller hereby indemnifies the Buyer from and against any finder fees whatsoever.

    9.3 Expenses of Parties. All expenses involved in the negotiation of the transactions contemplated by this Agreement, and in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by parties retaining such agent, representative, counsel and accountant, and the other party or parties shall bear her, its (their) own expenses in preparing, authorizing and consummating this Agreement except as otherwise specifically provided in this Agreement.

    9.4  Notices.   Any and all notices or communications required or desired
to be given in connection with this Agreement shall be made in writing, sent by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows, or to such other address as any party hereto may from time to time designate in writing to the other parties hereto:

    If to Seller:       Patricia Ann Crossley
                        61 Flamingo Drive
                        Crossville, TN  38555

    If to the Company:  Lytton Incorporated
                        1784 Stanley Avenue
                        Dayton, Ohio 45407

    With a copy to:     Philip E. Langer, Esq.
                        Porter, Wright, Morris & Arthur
                        1600 One Dayton Centre
                        Dayton, Ohio 45401

    If to Buyer:        Techdyne, Inc.
                        2230 West 77th Street
                        Hialeah, FL 33016

                        ATTN:  Barry Pardon, President

    With a copy to:     Lawrence E. Jaffe, Esq.
                        777 Terrace Avenue
                        Hasbrouck Heights, New Jersey  07604


    9.5  Entire Agreement.    This Agreement constitutes the entire agreement
among the parties hereto with respect to the subject matter hereof. The representations, warranties covenants and agreements set forth in this Agreement and in any financial statements, disclosure statements, Schedules or Exhibits delivered pursuant hereto, constitute all of the representations, warranties, covenants and agreements among the parties hereto upon which the parties have relied, and except as may be specifically provided herein, no change, modification, addition or termination of the Agreement or any part thereof shall be valid unless in writing and signed by all parties hereto.

    9.6 Waiver. No waiver of the provisions hereof shall be effective unless in writing and signed by the party waiving such rights denominating it as a waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature unless expressly so stated in writing. Except as otherwise specifically provided for hereunder no delay or omission by any party in exercising any right with respect to this Agreement shall operate as a waiver of such right or of any other right. Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder. All rights and remedies, whether evidenced hereby will be cumulative, and may be exercised separately or concurrently.

    9.7 Binding Nature. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives and successors; provided however, except as specifically set forth herein, this Agreement may not be assigned by any party hereto. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement to any persons other than the parties hereto, their respective heirs, legal representatives and successors, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party of this Agreement, nor shall any provision give any third persons any right of subrogation or any other right against any party to this Agreement.

    9.8 Captions. The headings or captions under Sections of this Agreement are for convenience and reference only, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

    9.9 Finality. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the other provisions, and the Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

    9.10 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

    9.11 Interpretation. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Throughout this Agreement the masculine gender shall be deemed to include the feminine and neuter, and the singular shall be deemed to include the plural, and vice versa.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on July 31, 1997.
                             SELLER
                             PATRICIA ANN CROSSLEY


                             By: /s/ PATRICIA ANN CROSSLEY
                                 ------------------------------
                             PATRICIA ANN CROSSLEY


                             TECHDYNE, INC.

                             By: /s/ THOMAS K. LANGBEIN
                                 ------------------------------
                             THOMAS K. LANGBEIN,
                             Chief Executive Officer


                             LYTTON INCORPORATED


                             By: /s/ LYTTON F. CROSSLEY
                                 -------------------------------
                             LYTTON F. CROSSLEY, President

                                  EXHIBITS

                        STOCK PURCHASE AGREEMENT


A   Officers and directors and resignations      Section   3.3; 7.1(e)(v)(d)

B   Audited Financial Statements                 Section   3.5

C   Leases                                       Section   3.9

D   Contracts and commitments                    Section   3.10

E   Payment of pension or retirement allowance   Section   3.10(h)

F   Smith Motion and Agreed Order                Section   3.13

G   Labinal Environmental Agreement              Section   3.15; 7.1(e)(xi)

H   Employees, salaries & employment agreement   Section   3.16; 5.6

I   Federal, state and local tax returns         Section   3.17

J   Patents and trademarks                       Section   3.19

K   Insurance                                    Section   3.20; 5.4

L   Licenses                                     Section   3.21

M   Certificate of Incorporation                 Section   3.22

N   By-laws                                      Section   3.22

O   Bank accounts and safe deposit               Section   3.24; 7.1(e)(v)(e)

P   Loans and financing agreements               Section   3.25

Q   June 1997 Quarterly Financials               Section   5.8; 7.1(e)(ii)

R   Confidentiality Agreement                    Section   6.2